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                                                                     EXHIBIT 3.3

                             AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 ADTRADE, INC.
                       AFTER RECEIPT OF PAYMENT FOR STOCK


     Adtrade, Inc., a Delaware corporation ("the Corporation") does hereby certify that the Corporation was originally incorporated under the name of "Adtrade, Inc." on March 9, 1992.

     The Board of Directors of the Corporation, at a meeting held on December 13, 1993, duly adopted a resolution declaring the advisability of amending and restating the Corporation's Certificate of Incorporation in the manner set forth below and submitted such proposed amendment and restatement to the stockholders of the Corporation for approval.

     The stockholders of the Corporation unanimously approved in writing such amendment and restatement of the Certificate of Incorporation.

     The following amendment and restatement of the Certificate of Incorporation of the Corporation restates entirely the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of
(S)242 and (S)245 of the Delaware General Corporation Law:

     FIRST:   The name of the corporation is LARALEV, INC.

     SECOND: The corporation's registered office in the State of Delaware is located at 4th Street Plaza, Suite 11, 2500 West 4th Street, Wilmington County of New Castle, Delaware 19805. The registered agent at that address is Entity Services (Delaware), Inc.

     THIRD:   The purpose of the corporation is to engage in any lawful act or activity in which a corporation organized under the Delaware General Corporation Law may engage; provided, that the corporation shall engage in no activity other than the maintenance and management of intangible investments and the collection and distribution of the income from such intangible investments and from tangible property physically located outside of Delaware.

     FOURTH: The corporation shall have the authority to issue One Thousand Five Hundred (1,500) shares of common stock, having no par value.

     FIFTH: To the fullest extent permitted by Delaware General Corporation Law, as currently in effect or as hereafter enacted, each director of the corporation shall incur no personal liability to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.
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     SIXTH:    To the fullest extent permitted by Delaware General Corporation
Law, as currently in effect or as hereafter enacted, each director, officer, employee and agent of the corporation shall be indemnified and held harmless by the corporation.

     SEVENTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors, the number of members of which shall be as set forth in the bylaws of the corporation. Unless required by the bylaws of the corporation, the directors need not be elected by ballot.

     EIGHTH:   Each meeting of the stockholders of the corporation shall be held within Delaware.

     NINTH:    The books of the corporation physically shall be maintained in
Delaware.

     TENTH:    In furtherance, and not in limitation, of the objects, purposes and powers set forth in this certificate of incorporation and in the Delaware General Corporation Law, the Board of Directors may amend and repeal the bylaws of the corporation.

     ELEVENTH: The corporation reserves the right to amend and repeal any provision of this certificate of incorporation in the manner now or hereafter provided under the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this restated certificate to be signed by David C. Eppes, its President, and attested to by Andrew T. Panaccione, its Secretary, this 16th day of December, 1993.

ATTEST:                           ADTRADE, INC.

(SEAL)

/s/ Andrew T. Panaccione              /s/ David C. Eppes
______________________________    By:______________________________
Andrew T. Panaccione                  David C. Eppes
Secretary                             President